UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒        Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

IF Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

October 11, 2023

Dear Stockholder:

The annual meeting of stockholders of IF Bancorp, Inc. will be held at the administrative office of Iroquois Federal Savings and Loan Association located at 204 East Cherry Street, Watseka, Illinois on Monday, November 20, 2023 at 2:00 p.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Also enclosed for your review is our Annual Report, which contains detailed information concerning the operating activities and financial statements of the Company.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

Sincerely,

Walter H. Hasselbring III
President and Chief Executive Officer

201 East Cherry Street

Watseka, Illinois 60970

(815) 432-2476

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	2:00 p.m. on Monday, November 20, 2023

PLACE	The administrative office of Iroquois Federal Savings and Loan Association, 204 East Cherry Street, Watseka, Illinois 60970

ITEMS OF BUSINESS

(1)   To elect three directors to serve for a term of three years;

(2)   To ratify the selection of FORVIS, LLP as our independent registered public accounting firm for fiscal year 2024;

(3)   To hold an advisory, non-binding vote to approve the executive compensation described in the proxy statement; and

(4)   To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on September 22, 2023.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

By Order of the Board of Directors Beth A. Warren
Corporate Secretary

October 11, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on November 20, 2023: Our Proxy Statement, Proxy Card, Annual Report for the fiscal year ended June 30, 2023, and all other Proxy Materials are Available at http://www.edocumentview.com/IROQ.

IF Bancorp, Inc.

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of IF Bancorp, Inc. (the “Company” or “IF Bancorp”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Iroquois Federal Savings and Loan Association (the “Association” or “Iroquois Federal”). The annual meeting will be held at the Association’s administrative office located at 204 East Cherry Street, Watseka, Illinois 60970 on Monday, November 20, 2023 at 2:00 p.m. local time. The notice of the annual meeting of stockholders and this proxy statement are first being made available to stockholders on or about October 11, 2023.

Voting and Proxy Procedure

Who Can Vote

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on September 22, 2023. If your shares are held through a broker, bank or other holder of record, you are considered the beneficial owner of shares held in “street name” and you will receive instructions directly from your broker, bank or other holder of record in order to vote your shares. Your holder of record may allow you to provide voting instructions by telephone or by the Internet.

As of the close of business on September 22, 2023, there were 3,354,626 shares of Company common stock outstanding. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that record owners of Company common stock beneficially owned by a person who beneficially owns in excess of 10% of the Company’s outstanding common stock (a “10% beneficial owner”), shall not be entitled to vote, in the aggregate, shares beneficially owned by the 10% beneficial owner in excess of 10% of the Company’s outstanding common stock, unless a majority of unaffiliated directors (as defined in the articles of incorporation) grant such entitlement by resolution in advance of the acquisition of the excess shares.

Attending the Meeting

If you were a stockholder as of the close of business on September 22, 2023, you may attend the meeting.

If your shares of Company common stock are held in street name and you wish to attend the meeting, you will need proof of ownership to be admitted. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

Quorum and Vote Required for Proposals

Quorum. A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect three directors to serve for a term of three years and until their respective successors are elected and qualified. In voting on the election of directors (Item 1), you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting on the ratification of the appointment of the independent registered public accounting firm (Item 2), you may vote in favor of the proposal, vote against the proposal, or abstain from voting. The affirmative vote of a majority of the votes cast at the annual meeting and entitled to vote is required to approve this proposal.

In voting on the advisory, non-binding proposal to approve the executive compensation described in this proxy statement (Item 3). While this vote is required by law, it will neither be binding on the Board of Directors, nor will it create or imply any change in the fiduciary duties of or impose any additional fiduciary duty on the Board of Directors.

Broker Non-Votes. If you do not provide your broker or other record holder with voting instructions on certain non-routine matters, your broker will not have discretion to vote your shares on such matters. The election of directors and the advisory non-binding proposal to approve the executive compensation described in this proxy statement are non-routine matters. In the case of routine matters (e.g., the ratification of the independent auditors), your broker or other holder of record is permitted to vote your shares in the record holder’s discretion if you have not provided voting instructions. A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to routine matters, but does not vote on non-routine matters because you did not provide voting instructions on such matters.

How Votes Are Counted. If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In counting votes for the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the appointment of FORVIS, LLP to serve as the independent registered public accounting firm, we will not count abstentions and broker non-votes as votes cast. Therefore, abstentions and broker non-votes will have no effect on the outcome of the vote on the proposal.

In counting votes on the approval of the advisory, non-binding proposal to approve the executive compensation described in this proxy statement, abstentions and broker non-votes will have no effect on the outcome of the vote.

Voting by Proxy

The Company’s Board of Directors is providing you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends that you vote:

•	for each of the nominees for director;

•	for ratification of the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm; and

•	for the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned for less than 30 days, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Participants in the Iroquois Federal Savings and Loan Association ESOP or 401(k) Plan

If you participate in the Iroquois Federal Savings and Loan Association Employee Stock Ownership Plan (the “ESOP”), you will receive a vote authorization form for the plan that reflects all shares you may direct the trustees to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of IF Bancorp common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to vote the shares credited to his or her 401(k) Plan account. Shares for which no voting instructions are given or for which instructions were not timely received may be voted by the 401(k) Plan trustee in the same proportion as shares for which voting instructions were received. The deadline for returning your ESOP voting instructions is Monday, November 13, 2023.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The

Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity, and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “Investor Relations—Corporate Information—Governance Documents” section of the Company’s website, www.iroquoisfed.com.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures for receiving, retaining and addressing complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Director Independence

The Board has determined that, except for Walter H. Hasselbring, III and Pamela J. Verkler, each member of the Board is an “independent director” within the meaning of the Rules of the NASDAQ Stock Market, Inc. (the “Nasdaq rules”). Mr. Hasselbring and Ms. Verkler are not considered independent because they are executive officers of the Company and the Bank. In determining the independence of the directors listed above, the Board of Directors reviewed certain accounts that directors and their affiliates had with IF Bancorp, some of which are not required to be reported in this proxy statement under the heading “Transactions With Related Persons.”

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During fiscal 2023, the Board of Directors held 15 meetings. No director attended fewer than 75% of the total meetings of the Company’s Board of Directors and the board committees on which such director served.

Board Leadership Structure

At IF Bancorp, the positions of Chairman of the Board and Chief Executive Officer are held by different individuals. The Chairman of the Board provides guidance to the Chief Executive Officer, is active in setting the agenda for Board meetings and presides over meetings of the full Board and the Executive Committee. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. As required by the Nasdaq rules, the Audit, Nominating and Compensation Committees are comprised solely of directors who are independent as defined by Nasdaq rules.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are reviewed and discussed at committee meetings) receives these reports from the appropriate “risk owner” within the organization to enable the Board or appropriate committee to understand our risk identification, risk management and risk mitigation strategies. After a committee has received and discussed a report, the chairperson of such committee reports on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committees of the Board of Directors

The following table identifies our standing committees and their members as of September 22, 2023. All members of each committee are independent as defined by Nasdaq rules. Each committee operates under a written charter available in the “Investor Relations—Corporate Information—Governance Documents” section of the Company’s website, www.iroquoisfed.com.

Director	Audit Committee		Compensation Committee		Nominating Committee		Corporate Governance Committee
Joseph A. Cowan	X		X		X
Wayne A. Lehmann	X		X
Alan D. Martin	X		X		X	*	X
Gary Martin	X		X	*			X	*
Richard S. Stenzinger	X		X
Dennis C. Wittenborn	X	*	X				X
Rodney E. Yergler	X		X		X

Number of Meetings in Fiscal 2023	12		9		2		2

*	Denotes Chairperson.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. The Board of Directors has designated Dennis C. Wittenborn as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Association and establishes the compensation for the Chief Executive Officer and other executives. Our Chief Executive Officer and Chief Financial Officer attend committee meetings at the invitation of the committee and make recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for their subordinates. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer and Chief Financial Officer do not participate in committee discussions or the review of committee documents relating to the determination of their own compensation. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives and perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executives’ total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors.

Nominating Committee. The Company’s Nominating Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, and in determining the composition of the Board of Directors and its committees. The Nominating Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement under the heading “Nominating Committee Procedures.”

Corporate Governance Committee. The Corporate Governance Committee assists the Board in developing and implementing the Company’s corporate governance guidelines, developing a director orientation program for new directors, and any additional matters related to corporate governance as may be assigned to the Committee by the Board.

Director Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. Each current member of the Board of Directors attended the annual meeting last year.

Disclosure of Board Diversity Statistics

On August 6, 2021, the Securities and Exchange Commission (the “SEC”) approved Nasdaq’s new listing rules related to board diversity requirements and disclosure. The new rules require Nasdaq-listed companies to have at least two diverse directors and to provide statistical information about each director’s gender, race, and LGBTQ+ status. As a smaller reporting company, our minimum diversity requirement could be satisfied by having two directors who self-identify as female. The new rules provide for gradual compliance for the diversity composition requirement, such that we are required to have one diverse director by the time we file our proxy for our annual meeting in calendar year 2023 and two diverse directors by the time we file our proxy for our annual meeting in calendar year 2026.

Board Diversity Matrix as of June 30, 2023

Total Number of Directors 9

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latino	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	1	—	1

Proposal 1 — Election of Directors

The Board of Directors of IF Bancorp is presently composed of nine members. The Board is divided into three classes with staggered three-year terms, with approximately one-third of the directors elected each year. Three directors will be elected at the Annual Meeting to serve for a three-year period until their respective successors shall have been elected and shall qualify. The Nominating Committee of the Board of Directors has nominated the following persons to serve as directors for three-year terms: Walter H. Hasselbring, III, Wayne A. Lehman and Richard S. Stenzinger, each of whom is a current director of the Company and the Association.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below unless other instructions are provided. If any nominee is unable to serve, the proxy committee will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of June 30, 2023.

Nominees for Election as Director

The nominees standing for election are:

Walter H. Hasselbring, III. Mr. Hasselbring has served as President and Chief Executive Officer and Director of IF Bancorp and Iroquois Federal since 2015. He has been with Iroquois Federal since 1978 and has served as Senior Executive Vice President and Chief Operating Officer, Vice President of Loans, Danville Branch Manager, and Marketing Officer, among other responsibilities. Mr. Hasselbring holds a B.S. degree in Business Administration with emphasis in both Management and Marketing and a minor in Economics from Olivet University, supported by educational development courses, training seminars, and key industry associations. In addition, he is an alumnus of Kankakee Community College. Mr. Hasselbring is directly involved in the communities served by Iroquois Federal, with service in key leadership roles for many organizations. In Danville, he has served as Chairman of Cross Point Human Services, President of Schlarman H.S. Board, member of the Board of Commissioners of Danville Housing Authority, Vice President of Danville Economic Development Corporation, President of Danville Youth Baseball, YMCA Board member, and led local Boy Scout annual fund drives. In Watseka, he has served as a Director, President and Treasurer of The ARC of Iroquois County, a Director, President and Treasurer of Iroquois Economic Development Association, a member of the Iroquois Memorial Hospital Business and Development Committee, and as a Director and Past Chairman of the Illinois League of Financial Institutions. Mr. Hasselbring currently serves as a Director of the Community Foundation of Kankakee and Iroquois Counties, a Board member of Kankakee Community College Foundation, a Trustee on the Illinois Banker’s Insurance Trust, Director and President of The ARC of Iroquois County, a Director of the Iroquois Economic Development Association and as a Director and President of Iroquois Federal Foundation. Age 67.

Wayne A. Lehmann. Mr. Lehmann retired in 2020 from Iroquois Title Company, Watseka, Illinois, having served as President of the Company since 1991. He received Illinois Title Professional designation in 2013. He graduated from Eastern Illinois University with a B. S. in Finance. Mr. Lehmann has been active in our community as a member of the Kiwanis Club of Watseka and has served on the Board of Directors of the Watseka Area Chamber of Commerce. He has been a member of the Regional Board of School Trustees for more than 16 years. Lehmann has also been a member of the Gideons International for more than 10 years and is now the Secretary of the Illinois Association. He was previously named Affiliate of the Year by the Kankakee Iroquois Ford Association of Realtors and was the 2019 recipient of the Watseka Times-Republic Newspaper’s Lifetime Achievement Award. He initiated the Watseka Chapter of Sleep in Heavenly Peace – No Kid Sleeps on the Floor in Our Town. Mr. Lehmann is also active in his church, having served in many capacities including being a co-founder of his church’s GriefShare Ministry. Mr. Lehmann’s experience in the real estate industry and involvement in the local community provide the Board with valuable perspective regarding the local real estate market. Director of Iroquois Federal since 1996 and director of IF Bancorp since its formation. Age 69.

Richard S. Stenzinger. Mr. Stenzinger has been a Certified Public Accountant since 1983 and has been a partner in SKDO, PC, a five partner CPA firm based in Bourbonnais, IL, since 1986. He earned his accounting degree from Olivet Nazarene University and is a member of the AICPA and the Illinois CPA Society. His areas of expertise have focused on individual and small business tax planning and return preparation. In recent years he has had an emphasis on assisting many clients with the purchase and sale of their businesses. Mr. Stenzinger has been active in his community, as a youth sports coach, member of Bourbonnais Rotary, member of Gideons International and on the Board of Dynamo Soccer Association. He has also been an active church member, serving as a board member and teaching many classes. Mr. Stenzinger has been a foster parent to several children, leading to the adoption of three sons. His knowledge in the areas of financial statement analysis and tax law provides an essential skill set and perspective to the Board. Director of Iroquois Federal since 2021. Age 64.

Directors Continuing in Office

The following directors have terms ending in 2024:

Joseph A. Cowan. Mr. Cowan has worked with Iroquois Paving Corporation since 1985 and was appointed President in 1996. Iroquois Paving Corporation is a heavy highway construction company employing approximately 150 people and with annual gross income of approximately $80 million. Mr. Cowan is very involved with industry associations and served as President of The Associated General Contractors of Illinois in 2003 and currently serves on their Board of Directors. He holds a B.A. from Eureka College. Mr. Cowan’s business and management experience and knowledge of the local business community bring invaluable business insight to the Board. Director of Iroquois Federal since 2000 and director of IF Bancorp since its formation. Age 63.

Gary Martin. Mr. Martin has served as Chairman of the Board of Iroquois Federal since 2000. He graduated from the University of Illinois with a degree in Business Administration. He has 41 years of experience in the retail industry. Mr. Martin was named as one of the Top Illinois Retailers of the 20th Century in 2000. In 2003 he was named Illinois Retailer of the Year. He is a former Chairman of the Illinois Retail Merchants Association. His extensive business background and long-term experience managing the operations of a successful business enterprise provide the Board with general business acumen and insight in assessing strategic decisions involving Iroquois Federal. His Board tenure provides the Board with valuable institutional knowledge of the development of Iroquois Federal. Director of Iroquois Federal since 1985 and director of IF Bancorp since its formation. Age 74.

Dennis C. Wittenborn. Mr. Wittenborn served as President and Chairman of Pizza Resources Corporation from 1993 through 2017 and continues to serve as its Chairman. He served as President of

GRIF Corporation from 1997 through July, 2018, and now serves as its Chairman and as Managing Member of Wittenborn Enterprises L.L.C. since 2012. He served as President of Pizza Resources from 1993 until his retirement in March, 2017. He also served as President of Monical Pizza Corporation from 1987 through 1992, and as past President of Witmat Development Corporation from 1998 through 2010. In addition, Mr. Wittenborn has served as a Director of the Iroquois Memorial Hospital and Resident Home Board from 1998 to 2013 and as its Chairman from 2009 to 2013. Mr. Wittenborn has successfully opened and operated numerous restaurants in Illinois and Indiana. He is a past Alderman of South Pekin, Illinois, and a past Charter President of the Jaycees, South Pekin, Illinois. Mr. Wittenborn has a strong background in marketing and finance, as well as extensive experience with computer networking systems and business software packages. His business and marketing experience assist the Board with matters relating to business generation and the business community that we serve. Director of Iroquois Federal since 2000 and director of IF Bancorp since its formation. Age 69.

The following directors have terms ending in 2025:

Dr. Rodney E. Yergler. Dr. Yergler has operated his own dental practice in Crescent City, Illinois, since 1985. He is a member of the American Dental Association, the Illinois State Dental Association, the Kankakee District Dental Association and the American Academy of Implant Dentistry. Dr. Yergler has a B.S. in Biology from Wheaton College, and graduated cum laude from Loyola University School of Dentistry. He served for many years on the American Cancer Society Iroquois County Board and assisted with the Iroquois County Relay for Life for three years. He has also served as Superintendent for St. Peter’s Lutheran Church Sunday School and Church Council. He is currently on the Board for the Iroquois County Public Health Department. Dr. Yergler’s business experience and involvement in the local community provide the Board with invaluable perspective regarding the business community that we serve. Director of Iroquois Federal since 1998 and director of IF Bancorp since its formation. Age 65.

Alan D. Martin. Mr. Martin has served with Iroquois Federal since 1973 and until his retirement in September 2015, had been our President and Chief Executive Officer since 1999. Mr. Martin spent eight years of his banking experience in the Danville and Vermilion County market for Iroquois Federal, giving him a broad perspective on the market area in which Iroquois Federal operates. He has a degree in Business Administration from Illinois State University. Mr. Martin serves on the Iroquois Federal Foundation Board and was its President from its inception in 2011 through May 2017. Additionally, he is active in civic and charitable organizations in Illinois and has significant ties to the communities that support business generation by Iroquois Federal. He formerly served on the Federal Reserve Bank of Chicago Depository Advisory Council and the Illinois League of Financial Services Trust Board. His experience in leading IF Bancorp and Iroquois Federal, his significant local banking experience and his participation in industry trade groups provide the Board with a perspective on the day-to-day operations of Iroquois Federal and assist the Board in assessing the trends and developments in the financial industry on a local and national basis. Director of Iroquois Federal since 2001 and director of IF Bancorp since its formation. Age 72.

Pamela J. Verkler. Ms. Verkler has served with Iroquois Federal since 1982, holding positions of staff accountant, Assistant Treasurer, and Treasurer, before her current position of Senior Executive Vice President and Chief Financial Officer. Ms. Verkler holds a bachelor’s degree in business from the University of Illinois. She has over 40 years of experience in the financial services industry, and her responsibilities include supervision and oversight of the Accounting, Financial Management, Human Resources, and Investment areas. She also chairs the Asset/Liability Management Committee and has served as trustee of the company’s 401(k) plan. She is a member of the Financial Managers Society. Ms. Verkler has also served as Treasurer of the Iroquois County Community Unit School District 9 since 1999. She has been active in the American Cancer Society, serving on the American Cancer Society

Iroquois County Board for several years, as Relay For Life Accounting Chair for seven years and as Relay Team Captain for thirteen years. She has also served as vice president and treasurer of the Iroquois Federal Foundation since its formation in 2011. Director of Iroquois Federal since 2021 and director of IF Bancorp since 2022. Age 63.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

FORVIS, LLP served as our independent registered public accounting firm for the 2023 fiscal year. The Audit Committee of the Board of Directors has appointed FORVIS, LLP to serve as the independent registered public accounting firm for the 2024 fiscal year, subject to ratification by stockholders. A representative of FORVIS, LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of FORVIS, LLP is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

Unless otherwise instructed, validly executed proxies will be voted “FOR” the ratification of the appointment of FORVIS, LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF FORVIS, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Fees

The following table sets forth the fees we paid to Forvis, LLP for the fiscal years ended June 30, 2023 and 2022.

	2023	2022
Audit fees	$181,789	$142,126
Tax fees	$26,164	$27,309
All other fees	$—	$—

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the year ended June 30, 2023, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters related to the results of the audit in accordance with PCAOB Standard 1301, Communications with Audit Committees, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3520 of the PCAOB Auditing Standards and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm, for the fiscal year ending June 30, 2024.

Audit Committee of the Board of Directors of

IF Bancorp, Inc.

Dennis C. Wittenborn, Chair

Gary Martin

Wayne A. Lehmann

Rodney E. Yergler

Joseph A. Cowan

Alan D. Martin

Richard S. Stenzinger

Proposal 3 — Advisory Vote On Executive Compensation

The compensation of our Named Executive Officers listed in the Summary Compensation Table is described in the “Executive Officers—Executive Compensation” section. Shareholders are urged to read these sections of this proxy statement.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), stockholders will be asked at the annual meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the stockholders of IF Bancorp, Inc. hereby approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the Executive Compensation section of this proxy statement, including the compensation tables and other narrative disclosures set forth in that section.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the results of the vote and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” the resolution set forth in this Proposal Four.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION SET FORTH IN THIS PROPOSAL THREE.

Executive Officers

The Board of Directors annually elects the executive officers of IF Bancorp and Iroquois Federal, who serve at the Board’s discretion. Our executive officers are:

Name	Position
Walter H. Hasselbring, III	President and Chief Executive Officer of IF Bancorp and Iroquois Federal

Pamela J. Verkler	Senior Executive Vice President, Chief Financial Officer and Treasurer of IF Bancorp and Iroquois Federal

Linda L. Hamilton	Executive Vice President and Chief Operating Officer of IF Bancorp and Iroquois Federal

Thomas J. Chamberlain	Senior Executive Vice President of IF Bancorp and Executive Vice President and Chief Lending Officer of Iroquois Federal

Below is information regarding the Company’s executive officers who are not also directors of IF Bancorp or standing for election to IF Bancorp’s board of directors. Ages presented are as of June 30, 2023.

Linda L. Hamilton. Ms. Hamilton joined Iroquois Federal as Community President for the Champaign/Savoy market in November 2014. She was appointed as Executive Vice President and Chief Operating Officer effective October 1, 2015. Prior to joining Iroquois Federal, she most recently served as Executive Vice President and Chief Operating Officer for Freestar Bank. Ms. Hamilton has 45 years of banking experience in the areas of operations, IT, compliance, retail banking, risk management and marketing. She holds a B.S. in Liberal Arts and Sciences from the University of Illinois and attended the Executive Graduate School of Banking. She was formerly a board member of the Illinois Bankers Association, President of the Champaign County Bankers Federation and an instructor at the Illinois Bankers School. Ms. Hamilton is an active member of Champaign West Rotary, a past president of the Executive Club of Champaign County, and a former board member and treasurer of Lincolnshire Fields Country Club. She was the 2000 recipient of the Athena Award. Age 67.

Thomas J. Chamberlain. Mr. Chamberlain currently serves as Senior Executive Vice President and has been the Chief Lending Officer of Iroquois Federal since July of 2010. He has served with Iroquois Federal since July of 2004, when he joined the association as Vice President and Manager – Danville Office, with responsibility for the management and commercial loan activities of that office. Prior to his service with Iroquois Federal, Mr. Chamberlain worked with First Mid Bank & Trust for over 18 years, managing branches, and working in their lending and trust/farm management departments. Mr. Chamberlain has an MBA from Eastern Illinois University and a bachelor’s degree from the University of Illinois. He is a 2011 graduate of the ABA Stonier Graduate School of Banking at the University of Pennsylvania where he also earned the Wharton Leadership Certificate, and is a graduate of the Illinois Agricultural Leadership Program. He currently serves as Chair of the Illinois Bankers Association Board of Directors. He has served as a member or Chairman of different committees of the Illinois Bankers Association, Illinois Bankers Education Services, Inc., American Bankers Association, and both the Illinois and American Societies of Farm Managers and Rural Appraisers. He has served in the top leadership position of several community organizations including: Board President of the Danville Area Community College Foundation; Board Chair of United Way of Danville; Board Chair of Vermilion Advantage economic development organization; President of Schlarman Foundation; President of the Rotary Club of Tuscola; President of the Tuscola Chamber of Commerce; President of Main Street

Tuscola; Grand Knight Mattoon Knights of Columbus; and, President Mid-Illinois Big Brothers/Big Sisters. Age 58.

Executive Compensation

Overview

Our Board of Directors, through our Compensation Committee, is responsible for establishing and administering our executive compensation program. The Compensation Committee, consisting of Gary Martin (Chair), Joseph A. Cowan, Wayne A. Lehmann, Dennis C. Wittenborn, Alan D. Martin, Rodney E. Yergler and Richard S. Stenzinger, annually reviews the executive compensation program and recommends to the Board, for its approval, appropriate modifications to the compensation packages for each of our executive officers, including specific amounts and types of compensation provided. The Compensation Committee reviews recommendations from the Chief Executive Officer regarding compensation of the Named Executive Officers and recommends final compensation packages to the full Board for final approval. The Compensation Committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program.

For fiscal 2023, our named executive officers were Walter H. Hasselbring, III, our President and Chief Executive Officer, Pamela J. Verkler, our Senior Executive Vice President, Chief Financial Officer and Treasurer and Thomas J. Chamberlain, our Senior Executive Vice President.

Overall Compensation Philosophy and Guiding Principles

The Compensation Committee believes that the success of our Company depends on the ability to attract and retain talented executives motivated to drive the Company’s goals and provide long-term value to our stockholders.

Our compensation program is designed to link compensation with performance, taking into account competitive compensation levels in similar banks and in the markets where Iroquois Federal competes for talent. Principles guiding the compensation philosophy include the following:

•	Employer of Choice: We view compensation as one key to being an employer of choice in our markets, able to attract and retain key employees critical to its long-term success.

•

Pay Aligned with Performance: We provide a competitive base salary combined with incentive opportunities that provide additional compensation for outstanding bank and individual performance. Accordingly, our compensation program is designed to align the executives’ efforts on the Company’s primary goals and objectives, which are intended to promote long-term business success and increased stockholder value.

•

Flexibility: We recognize that the market for talent requires flexibility in compensation in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing conditions. Furthermore, the targeted competitive position may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

The Compensation Committee, composed entirely of independent directors, sets and administers the policies that govern our executive compensation programs. The Compensation Committee reviews compensation levels of the Named Executive Officers. In addition to the Compensation Committee evaluating the performance of our Named Executive Officers, it also periodically considers management succession and related matters.

The policies and underlying philosophy governing our executive compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

•	Maintain a compensation program that is equitable in a competitive marketplace.

•	Provide opportunities that integrate pay with the Company’s performance goals.

•	Encourage achievement of strategic objectives and creation of shareholder value.

•	Recognize and reward individual initiative and achievements.

•	Maintain an appropriate balance in the total compensation mix.

•	Allow us to compete for, retain, and motivate talented executives critical to its success.

The Compensation Committee seeks to target executive compensation at levels that the Compensation Committee believes to be consistent with others in the banking industry within our marketplace. The Compensation Committee believes that a portion of each executive’s total compensation should be at risk, based on the Company’s performance, in order to motivate and reward executives to achieve the Company’s strategic goals. A portion of the Named Executive Officers’ compensation is weighted toward programs tied to our level of annual and long-term performance. In general, for our Named Executive Officers, we target base salaries that, on average, are at the 50th percentile of other banks and financial service companies of the Company’s asset size, complexity and with similar products and markets. See “Compensation Program Design” below. Goals for specific components include:

•	Base salaries that are designed to provide a reasonable level of predictable income commensurate with market standards. Base salaries for executives are generally targeted at the 50th percentile.

•	An annual incentive plan that provides performance-based cash incentives to reward our executives for the execution of specific financial and non-financial elements of our strategic business plan.

•

Equity awards that further align management with our shareholders. Restricted stock awards vesting over 5 and 10 years and stock options vesting over 7 years are used to encourage ongoing exceptional performance and to retain these executives for the long term.

Compensation Consultant/Role of Management

The Compensation Committee has authority under its charter to engage the services of independent third party experts to assist it in reviewing and determining executive officer compensation. Pursuant to this authority, the Compensation Committee engaged Newcleus Compensation Advisors in fiscal 2023 to conduct comparative studies of our compensation for executive officers and members of our Board of Directors, and related to benchmarking chief executive officer compensation in connection with the Governance and Nominating Committee process.

The Chief Executive Officer annually presents to the Compensation Committee, for their review and approval, his self-evaluation and an assessment of other executive officers, including each individual’s accomplishments, and individual and corporate performance relative to the approved incentive plan. The Committee has discretion to adjust the Chief Executive Officer’s recommendations, but generally has approved his recommendations for executive officers.

Compensation Committee Activities in Fiscal 2023

The Compensation Committee met 9 times during the fiscal year ended June 30, 2023. The Company took several actions during fiscal 2023 to further adjust our executive officer compensation program to correspond to our status as a publicly traded stock institution and to create alignment with the interests of our stockholders, including engaging Newcleus Compensation Advisors as compensation consultant to assess the competitiveness of our executive total compensation program and to provide competitive guidelines for programs going forward. The compensation consultant also provided services related to chief executive officer salary benchmarking. The Compensation Committee reviewed executive salaries, performance and competitive market pay practices (see “Executive Compensation Program Design – Use of Compensation Survey”), and based on such assessment, recommended a 6.3% increase in base salary for Mr. Hasselbring, a 4.0% increase for Ms. Verkler and a 4.0% increase for Mr. Chamberlain.

Objectives of Our Compensation Programs

Our executive officer compensation program is designed to:

•

Attract, retain, motivate and reward highly qualified and productive executives by providing overall compensation that is competitive with other institutions with which we compete for executive talent;

•	Motivate each individual to perform, to the best of his or her ability, in order to achieve targeted goals for the individual and the Company;

•	Improve Company performance, balancing risk-taking with fundamental concepts of safety and soundness;

•	Establish compensation levels that provide the greatest potential rewards for positions of greatest responsibility within a framework that is internally equitable;

•	Promote the long-term increase in the value of the Company by providing a portion of compensation in the form of Company common stock that vests over a period of years; and

•	Provide the appropriate mix of compensation that will drive superior performance and create alignment with the interests of our stockholders.

Executive Compensation Program Design

Cash Compensation

Current cash compensation consists of base salary and bonuses, which covers executive officers and other Iroquois Federal employees. Our base salary levels for executive officers are intended to be competitive with our peer group, to motivate individuals to discharge the responsibilities of their position, and to reflect the officer’s role, responsibilities, experience, performance and contribution to the Company’s success. Our Compensation Committee considers base salaries of executive officers annually with input from our President and Chief Executive Officer, and makes such adjustments as are warranted. In making these adjustments, our Compensation Committee takes into account individual and Company performance; the total current and potential compensation of a given officer based on a review; the levels of compensation paid by institutions that compete with us for executive talent; and the relative level of compensation in comparison to other executive officers and to our employees.

Non-Equity Incentive Compensation

The Iroquois Federal Annual Incentive Plan (the “Incentive Plan”) provides the opportunity for eligible executives to earn non-equity incentive compensation upon the attainment of specified objectives. The Board sets a minimum acceptable return to shareholders each year which is required to be met before any incentive payments can be made. Incentive awards under this Incentive Plan are based on a 3-year rolling performance cycle to encourage ongoing exceptional performance.

Equity Compensation

The IF Bancorp, Inc. 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”) was established to provide officers, employees, and directors of IF Bancorp and Iroquois Federal with additional incentives to promote the growth and performance of IF Bancorp. Awards granted in the year ended June 30, 2014, include restricted stock which vests over 10 years and stock options which vest over 7 years. Awards granted in the year ended June 30, 2016 include restricted stock which vests over 8 years. Awards granted in the year ended June 30, 2023 under the 2012 Equity Incentive Plan also include restricted stock which vests over 5 years. No further awards can be made under the 2012 Equity Incentive Plan. The IF Bancorp, Inc. 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”) was approved by Stockholders at the 2022 Annual Meeting. No awards have been made to date under the 2022 Equity Incentive Plan.

Benefits and Perquisites

Executive officers also receive broad-based benefits that are available to all qualifying employees of the Company. These include a defined contribution 401(k) plan and a discretionary profit-sharing plan, an employee stock ownership plan, medical coverage, and group life and disability coverage. In addition, the Company provides a cell phone and incurs the expense of country club dues for executive officers.

Use of Compensation Survey

The Compensation Committee relies on peer group surveys prepared by its consultant, Newcleus Compensation Advisors, to assess the competitiveness of the Company’s pay practices in the marketplace. The peer group data is used in combination with other supplemental published survey sources reflecting industry data for banks of similar size (national financial institutions with assets between $518.5 million and $1.7 billion) and for banks in our region, as well as with information relating to individual and Company performance, to help the Compensation Committee make compensation decisions. Newcleus Compensation Advisors selected a peer group and benchmarked the Company’s cash compensation (base salary plus annual cash incentive compensation) against this group. The peer group consisted of 15 publicly traded financial institutions of similar asset size and regional location. The median assets for the peer group are $1.2 billion, as compared to $857.6 million for IF Bancorp, Inc.

The peer group consisted of the following companies:

•	BankFinancial Corporation

•	Consumers Bancorp, Inc.

•	CSB Bancorp, Inc.

•	First Bancorp of Indiana, Inc.

•	First Capital, Inc.

•	HMN Financial, Inc.

•	Landmark Bancorp, Inc.

•	Limestone Bancorp, Inc.

•	Middlefield Banc Corp.

•	Ohio Valley Banc Corp.

•	PSB Holdings, Inc.

•	Richmond Mutual Bancorporation, Inc.

•	SB Financial Group, Inc.

•	United Bancorp, Inc.

•	United Bancshares, Inc.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. We attempt to maximize the tax benefits related to compensation expense, however, tax considerations are not a compelling factor in determining compensation. The Compensation Committee intends for all compensation to be compliant under Section 162(m) of the Internal Revenue Code, which limits deductible compensation paid to named executive officers and other “covered employees” to $1 million per calendar year, to permit us to realize tax benefits of all compensation paid to such officers; however, none of the officers currently receive compensation close to the $1 million threshold.

Summary Compensation Table

The following information is provided for our Chief Executive Officer and two other most highly compensated executive officers who received compensation totaling $100,000 or more for the years ended June 30, 2023 and June 30, 2022, referred to herein as the “named executive officers.”

	Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Nonequity incentive plan compensation ($)	All other compensation ($) (3)	Total ($)
Walter H. Hasselbring, III
President and Chief Executive Officer	2023	425,000	15,400	85,950	—	170,373	122,984	819,707
	2022	400,000	600	—	—	376,061	120,659	897,320
Pamela J. Verkler
Senior Executive Vice President and Chief Financial Officer	2023	305,000	11,295	66,850	—	104,801	121,634	609,580
	2022	293,400	600	—	—	236,435	103,583	634,017

Thomas J. Chamberlain
Senior Executive Vice President	2023	280,000	10,364	66,850	—	101,110	63,793	522,117
	2022	269,200	600	—	—	169,624	64,307	503,731

(1)

The amounts for the year ended June 30, 2023, represent the grant date fair value of the stock awards granted to the named executive officers under the 2012 Equity Incentive Plan on September 9, 2022. The grant date fair value of the stock and option awards have been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). Assumptions used in the calculations of these amounts are included in note 16 to our financial statements in our Annual Report on Form 10-K filed with the SEC on September 13, 2023.

(2)

Amounts included in the “Stock Awards” column of the summary compensation table for the year ended June 30, 2023, represent grants under the 2012 Equity Incentive Plan. Notwithstanding that (1) these awards vest ratably over a five-year period following the grant date; and (2) the annual financial statement expense that we are required to recognize for these grants will be expensed ratably over the vesting period and will be significantly less than the amounts included in the “Stock Awards” column for the year ended June 30, 2023, the Securities and Exchange Commission rules require that we report the full grant date fair value of restricted stock in the year in which the grants are made.

(3)

Details of the amounts reported in the “All Other Compensation” column for fiscal year 2023 are provided in the table below. Amounts do not include perquisites, which did not total in the aggregate more than $10,000 for any of the named executive officers. Director fees were earned by Walter H. Hasselbring III and Pamela J. Verkler, who served on both the IF Bancorp, Inc. and the Iroquois Federal boards.

	Walter H. Hasselbring, III	Pamela J. Verkler	Thomas J. Chamberlain
401(k) Matching	$3,813	$3,813	$3,813
401(k) Profit Sharing	38,125	38,125	30,500
ESOP	11,534	11,534	11,534
Life Insurance/AD&D Premium	337	492	492
LTD Insurance Premium	228	228	228
Medical/Dental Insurance Premium	17,796	17,796	11,818
Cell Phone	593	568	690
Club Dues	1,480	—	4,718
Director Fees	49,078	49,078	—

Total	$122,984	$121,634	$63,793

Pay Versus Performance

Pay Versus Performance Table. We are required by SEC rules to disclose the following information regarding compensation paid to our Named Executive Officers (“NEOs”) and regarding the relationship between “compensation actually paid” to our Principal Executive Officer (“PEO”) and to our Non-PEO NEOs and certain financial performance of the Company, including total shareholder return (“TSR”) and net income. The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K.

					Value of
					Initial Fixed
			Average		$100
			Summary	Average	Investment
	Summary		Compensation	Compensation	Based On
	Compensation	Compensation	Table Total	Actually Paid	Total
	Table Total	Actually Paid	for Non-PEO	to Non-PEO	Shareholder	Net Income
Year	for PEO (1)	to PEO (3)	NEOs (2)	NEOs (4)	Return (5)	(in thousands) (6)
2023	$819,707	$796,151	$565,849	$547,456	$67	$4,660
2022	$897,320	$892,203	$568,874	$564,811	$85	$5,784

(1)	Our PEO for each year presented is Walter H. Hasselbring, III.
(2)	The individuals comprising the Non-PEO NEOs for the years ended June 30, 2023 and June 30, 2022 are Pamela Verkler and Thomas Chamberlain.
(3)

To calculate Compensation Actually Paid for the PEO, the following adjustments were made to Summary Compensation Table total compensation, calculated in accordance with the SEC methodology for determining Compensation Actually Paid for each year shown:

	Adjustments to PEO Compensation
	2023	2022
Summary Compensation Table Total	$819,707	$897,320
Minus Equity Awards from Summary Compensation Table	(85,950)	—
Plus Year-End Value of Unvested Awards Granted During the Year	64,980	—
Plus Change in Value of Unvested Awards Granted in Prior Years	(3,876)	(6,460)
Plus Value of Awards Granted and Vested During Year	—	—
Plus Change in Value of Prior Years’ Awards Vested During Year	(1,020)	493
Minus Value of Performance-Based Awards Forfeited During Year	—	—
Plus Dividends and Earning Paid on Awards in the Covered Fiscal Year Prior to Vest	2,310	850

Compensation Actually Paid	$796,151	$892,203

(4)

To calculate average Compensation Actually Paid for the Non-PEO NEOs, the following adjustments were made to Summary Compensation Table total compensation, calculated in accordance with the SEC methodology for determining Compensation Actually Paid for each year shown:

	Adjustments to Average Non-PEO Compensation
	2023	2022
Summary Compensation Table Total	$565,849	$568,874
Minus Equity Awards from Summary Compensation Table	(66,850)	—
Plus Year-End Fair of Unvested Awards Granted During the Year	50,540	—
Plus Change in Value of Unvested Awards Granted in Prior Years	(3,078)	(5,130)
Plus Value of Awards Granted and Vested During Year	—	—
Plus Change in Value of Prior Years’ Awards Vested During Year	(810)	392
Minus Value of Performance-Based Awards Forfeited During Year	—	—
Plus Dividends and Earning Paid on Awards in the Covered Fiscal Year Prior to Vest	1,805	675

Compensation Actually Paid	$547,456	$564,811

(5)	Cumulative TSR is calculated using the Company’s common share price at the end and the beginning of the applicable measurement period assuming reinvestment of dividends.
(6)	Net income as reported on the Company’s consolidated financial statements.

Relationship Between Compensation Actually Paid and Performance Measures

Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to our Other Non-PEO NEOs and the Company’s Cumulative Total Shareholder Return (TSR). For fiscal year 2022 to fiscal year 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the other Non-PEO NEOs decreased by 10.77% and 3.07%, respectively, compared to a 21.18% decrease in TSR over the same time horizon.

Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to our Other Non-PEO NEOs and the Company’s Net Income. For fiscal year 2022 to fiscal year 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the other Non-PEO NEOs decreased by 10.77% and 3.07%, respectively, compared to a 19.43% decrease in net income over the same time horizon.

Employment Agreement

Iroquois Federal Savings and Loan Association and IF Bancorp, Inc. each have entered into an employment agreement with Walter H. Hasselbring, III, our President and Chief Executive Officer, effective November 25, 2015, with amendments effective July 1, 2016 and July 1, 2017. The Iroquois Federal agreement and the IF Bancorp agreement each provide for a three-year term, subject to annual renewal by the disinterested members of the Board of Directors. Prior to each such renewal, the disinterested members of the Board of Directors conduct a comprehensive performance evaluation for purposes of determining whether to extend the agreements. Both agreements have been renewed effective July 7, 2023 for a term ending on July 7, 2026. Although the agreements are substantially similar and each requires payments to the executive under certain circumstances, there will be no duplication of benefits. Any payment made under the Iroquois Federal agreement will be subtracted from the same payment required under the IF Bancorp, Inc. agreement.

Mr. Hasselbring’s base salary under his employment agreement with Iroquois Federal is $425,000. In addition to base salary, the agreement provides for, among other things, Mr. Hasselbring’s right to participate in discretionary bonuses or other incentive compensation programs and employee benefit plans and to receive perquisites applicable to executive management. If we terminate Mr. Hasselbring without cause or if he terminates voluntarily under specified circumstances that constitute good reason (as defined in the agreements), Mr. Hasselbring will be entitled to three times the sum of (i) base salary and (ii) the highest annual bonus (whether paid or accrued) during the prior three years and the value of all employee benefits that would have been provided for the 36-month period following the his termination, had his employment not terminated. Such amounts will be paid in a lump sum payment. In addition, Mr. Hasselbring will be entitled to participate in any life insurance, non-taxable medical, health, or dental arrangement, subject to the same premium contribution as prior to his termination, until the earlier of his death, his employment by another employer other than one in which he is the majority owner, or for the 36-month period immediately following his termination. In the event that IF Bancorp or Iroquois Federal do not provide welfare benefits at any time after the executive’s termination or if providing such benefits would subject Iroquois Federal to excise taxes or penalties, then executive will receive a lump sum payment equal to the premiums for such benefits. If there is a change in control followed within 24 months by Mr. Hasselbring’s dismissal or resignation due to a demotion, loss of title, office or significant authority, reduction in compensation or benefits, or relocation by more than 35 miles, he will be entitled to the greater of the payments set forth above or three times his average annual compensation (as “annual compensation” is defined in the employment agreements) over the last five years ending before the year in which the change in control occurs, payable in a lump sum, plus, continued welfare benefits either provided under the Iroquois Federal plans for a period of up to the earlier of his death, employment by another employer other than one of which he is the majority owner, or the expiration of 36 months, or by payment of a cash lump sum payment equal to the cost of providing such benefits for up to 36 months. In addition, any memberships or automobile use shall be continued during the remaining unexpired term of the agreement (or if less, the maximum period permitted under Internal Revenue Code Section 409A without being considered deferred compensation). The payments required under the Iroquois Federal employment agreement in connection with a change in control will be reduced to the extent necessary to avoid an excess parachute payment. The IF Bancorp, Inc. agreement will not require a reduction in severance benefits on a termination of employment in connection with a change in control in the event of an excess parachute payment.

In the event of Mr. Hasselbring’s death during the term of the agreements, Mr. Hasselbring’s dependents will continue to receive non-taxable medical insurance benefits for a period of six months following his death. In the event of his disability (as construed in accordance with Internal Revenue Code Section 409A), the agreements provide that Mr. Hasselbring will be entitled to 100% of his base salary for 180 days following his disability termination and 60% of his base salary from the 181st day following termination until the earlier of the date of his death or the date he attains age 65. Such payments will be reduced by any short or long-term disability benefits payable under any disability program to which he is entitled. To the greatest extent possible, Mr. Hasselbring and his dependents will be covered under life and non-taxable medical and dental plans of Iroquois Federal, on the same terms as Mr. Hasselbring participated prior to his disability termination.

Change in Control Agreements

Iroquois Federal has entered into change in control agreements with Ms. Verkler and Mr. Chamberlain. Each of the agreements provides for a 24-month term, subject to annual renewal by the disinterested members of the Board of Directors on July 7 of each year. Prior to each such renewal, the disinterested members of the Board of Directors conduct a comprehensive performance evaluation for purposes of determining whether to extend the agreements. Each agreement was renewed in fiscal 2023. In the event of a change in control (as defined in the agreement), each agreement will automatically renew for a term of 12 months following the effective date of the change in control. The agreements will terminate if the executive or Iroquois Federal terminates executive’s employment prior to a change in control. If, within 12 months after a change in control, we terminate the executive without cause or if the executive terminates voluntarily under specified circumstances that constitute good reason, including a material diminution in authority, duties or responsibilities, a material diminution in base salary, a relocation that increases the executive’s commute by more than 35 miles, or any other action or inaction by the bank or IF Bancorp, Inc. that would constitute a breach of the agreement, the executive will be entitled to a lump sum cash payment equal to two times the executive’s base salary and highest rate of bonus paid to the executive during the three years prior to termination, payable in a single lump sum within ten days following the termination of employment. In addition, the executive will be entitled to continue participation in life insurance, non-taxable medical, vision, and dental coverage, subject to the same terms and conditions as prior to the executive’s termination of employment. Such coverage will cease 24 months after the executive’s termination. In the event the provision or payment of such benefit would subject Iroquois Federal to excise taxes or penalties, Iroquois Federal will pay to the executive a cash lump sum payment equal to the cost of providing such benefits. The payments required under the change in control agreements will be reduced to the extent necessary to avoid an excess parachute payment. Payments under the agreements will be paid from the general funds of Iroquois Federal; IF Bancorp, Inc., however, will guarantee the payments due under the agreements. We will agree to pay all reasonable costs and legal fees of the executive in relation to the enforcement of the change in control agreements, provided the executive succeeds on the merits in a legal judgment, arbitration proceeding or settlement.

Annual Incentive Plan

In the fiscal year ended June 30, 2012, Iroquois Federal entered into the Iroquois Federal Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan provides the opportunity to earn an incentive award to employees who have been designated by the committee administering the Incentive Plan as eligible to participate and who have been approved by the Iroquois Federal Board of Directors, based upon attainment of specified objectives, determined periodically by the Iroquois Federal Board of Directors. The plan incorporates two key components. First, a minimum acceptable return to shareholders is established each year, which is required to be met before incentive payments can be made. Second, the plan provides for a 3-year rolling performance cycle, with incentive awards made at the end of each cycle. After achievement of the minimum acceptable return to shareholders, Iroquois Federal contributes a percentage of Iroquois Federal’s earnings above the minimum acceptable return to an eligible participant incentive pool, which is used to fund awards to participants under the Incentive Plan. During the first two years of the initial 3-year performance cycle, the Iroquois Federal Board of Directors made partial payments of the ultimate initial 3-year incentive award. The 2014 fiscal year marked the end of the initial 3-year performance cycle. Starting in 2015 fiscal year, incentive awards under the Incentive Plan are made based on the full 3-year rolling performance cycle. Payment of any award under the Incentive Plan is conditioned upon Iroquois Federal’s financial capacity to fund the payment. If Iroquois Federal is not financially capable of funding the payment of an award at the time it is due, the payment may be reduced or eliminated. The award for each participant is based on the participants’ compensation and the objectives determined by the Iroquois Federal Board of Directors.

Generally, a participant must be employed by Iroquois Federal or IF Bancorp on the date that the amounts credited to the participant’s account are distributed to the participant. In the year in which a participant retires, dies, becomes disabled, or has an involuntary separation from service without cause or resigns for good reason (as defined in the Incentive Plan), special vesting provisions apply and generally would permit a payment to the participant for the performance cycle that would end in that year, provided that all performance measures are attained by the participant for such performance cycle, and in the case of the participant’s retirement, the participant worked at least six months during the Incentive Plan year in which he or she retires. In the event of a change in control (as defined in the Incentive Plan) all unvested awards will become fully vested and will be paid in a lump sum within 30 days after the effective date of the change in control. In the event of separation from service for cause, all vested and unvested awards will expire as of the date of the separation from service.

In the event the Iroquois Federal Board of Directors determines that a participant has engaged in fraud or willful misconduct that caused or contributed to the need for a material restatement of IF Bancorp’s financial results, the Board of Directors will review all awards previously awarded to, or earned by, the participant on the basis of performance during the fiscal periods materially affected by the restatement and may, to the extent permitted by law, recoup from the participant or from the participant’s incentive account any portion of awards as it deems appropriate after review of all relevant facts and circumstances.

Equity Incentive Plans

Our shareholders have approved the IF Bancorp, Inc. 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”), to provide officers, employees and directors of IF Bancorp and Iroquois Federal with additional incentives to promote the growth and performance of IF Bancorp. Subject to permitted adjustments for certain corporate transactions, the Equity Incentive Plan authorized the issuance or delivery to participants of up to 673,575 shares of IF Bancorp common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock unit awards. Employees and directors of IF Bancorp or its subsidiaries were eligible to receive awards under the Equity Incentive Plan, except that non-employees may not be granted incentive stock options. No further awards may be issued under the Equity Incentive Plan after November 19, 2022, the 10th anniversary of the Equity Incentive Plan’s initial effective date. Outstanding awards under the Equity Incentive Plan will remain in effect until earned, exercised or forfeited.

IF Bancorp, Inc. has also adopted the IF Bancorp, Inc. 2022 Equity Incentive Plan, which was approved by stockholders in 2022 (the “2022 Equity Incentive Plan”). Subject to permitted adjustments for certain corporate transactions, the 2022 Equity Incentive Plan authorizes the issuance or delivery to participants of up to 264,850 shares of common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock units. Of this number, the maximum number of shares of IF Bancorp, Inc. common stock that may be issued under the 2022 Equity Incentive Plan pursuant to the exercise of stock options is 52,970 shares, and the maximum number of shares of IF Bancorp, Inc. common stock that may be issued as restricted stock awards or restricted stock units is 211,880 shares. As of June 30, 2023, all shares remain available for future grants under the 2022 Equity Incentive Plan.

Stock Based Compensation

Set forth below is certain information regarding outstanding equity awards granted to the named executive officers at June 30, 2023:

Outstanding Equity Awards at Fiscal Year-End

	Option awards				Stock awards (1)
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)
Walter H. Hasselbring, III	—	—	—	—	5,350	77,254
Pamela J. Verkler	—	—	—	—	4,250	61,370
Thomas J. Chamberlain	—	—	—	—	4,100	59,204

(1)	Stock awards listed represent grants under our 2012 Equity Incentive Plan. Grants made on September 9, 2022 vest at a rate of 20% per year beginning on September 9, 2023.
(2)	The amounts in this column are based on the fair market value of our common stock on June 30, 2023 of $14.44 per share.

Retirement Benefits

Retirement benefits have become an important element of a competitive compensation program for attracting senior executives, especially in the financial services industry. Our executive compensation program currently includes (i) a 401(k) plan which enables our employees to supplement their retirement savings with elective deferral contributions with matching contributions by us at specific levels, and an employer profit sharing contribution which allows eligible participants to receive at least 5% of their Plan year salary, and (ii) an employee stock ownership plan that allows participants to accumulate retirement benefits in employer stock at no cost to the participant.

Director Compensation

Each individual who serves as a director of Iroquois Federal receives an annual retainer of $49,078, except the Chairman of the Board receives an annual retainer of $101,977 and the Chairman of the Audit Committee receives a retainer of $59,487.

Each person who serves as a director of IF Bancorp, Inc. also serves as a director of Iroquois Federal and earns director and committee fees only in his or her capacity as a Board or committee member of Iroquois Federal.

The following table sets forth for the year ended June 30, 2023 certain information as to the total remuneration we paid to our directors other than Mr. Walter H. Hasselbring, III, who is also our President and Chief Executive Officer and Pamela J. Verkler, who is also our Senior Executive Vice President and Chief Financial Officer. Information with respect to director fees paid to Mr. Hasselbring and Ms. Verkler are included in “—Executive Officer Compensation—Summary Compensation Table.”

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All other compensation ($)(3)	Total ($)
Gary Martin	101,977	38,200	—	—	140,177
Joseph A. Cowan	49,078	38,200	—	—	87,278
Wayne A. Lehmann	49,078	38,200	—	—	87,278
Alan D. Martin	49,078	38,200	—	—	87,278
Richard S. Stenzinger	49,078	38,200	—	—	87,278
Dennis C. Wittenborn	59,487	38,200	—	—	97,687
Rodney E. Yergler	49,078	38,200	—	—	87,278

(1)

The amounts for the year ended June 30, 2023 represent the grant date fair value of the stock awards granted to the directors on September 9, 2022 under the 2012 Equity Incentive Plan. These awards vest equally over a five-year period beginning on September 9, 2023. Each director listed in the table was granted 2,000 shares of restricted stock. The grant date fair value of the option and stock awards have been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). Assumptions used in the calculations of these amounts are included in note 16 to our financial statements in our Annual Report on Form 10-K filed with the SEC on September 13, 2023. As of June 30, 2023, each non-employee director held 2,600 unvested restricted stock awards, except for director Alan D. Martin who held 3,100 unvested restricted stock awards and director Richard S. Stenzinger who held 2,000 unvested restricted stock awards.

(2)	As of June 30, 2023, all stock options held by non-employee directors were fully vested.
(3)	No director received any perquisites or benefits that, in the aggregate, were equal to or greater than $10,000.

Amounts included in the “Stock Awards” column of the director compensation table for the year ended June 30, 2023 represent grants under the 2012 Equity Incentive Plan. Notwithstanding that (1) these awards vest ratably over a five-year period following the grant date; and (2) the annual financial statement expense that we are required to recognize for these grants will be expensed ratably over the vesting period and will be significantly less than the amounts included in the “Stock Awards” column for the year ended June 30, 2023, the Securities and Exchange Commission rules require that we report the full grant date fair value of restricted stock in the year in which the grants are made.

Director’s Non-Qualified Retirement Plan

Iroquois Federal maintains a Directors’ Non-Qualified Retirement Plan, which was amended and restated on October 10, 2006. The purpose of the plan is to provide a retirement benefit to directors and director emeriti of Iroquois Federal. Upon a director’s termination of service on or after normal retirement age (age 72), the director will be entitled to the average annual base cash compensation received for the three years prior to retirement, payable in monthly installments over a ten-year period. In the event of a director’s retirement on or after his or her early retirement date (the later of age 65 or the date the director has continuously been elected to the Board of Directors for ten years), the director will be entitled to his or her accrual balance (as defined in the plan), payable over a ten-year period, in monthly installments. In the event of the director’s termination of service due to disability, the director will receive his or her accrual balance, payable over a ten-year period, in monthly installments. In the event a director leaves the Board of Directors for any reason within 24 months after a change in control, the director will be paid his or her accrual balance earned as of the last day of the plan year preceding the date of termination in one lump sum within three days after the director’s removal from the Board of Directors. In the event a change in control occurs while the director is receiving normal or early retirement benefits, or disability benefits, the director will receive the remaining benefits in a single lump sum payment within three days after the change in control. In the event of the director’s death during active service, Iroquois Federal will pay a death benefit equal to the accrual balance as of the last day of the plan year immediately preceding the date of the director’s death; payment will be made within 30 days after the director’s death. In the event of a director’s death after the director is entitled to benefits but before payments commence, or after benefits commence but before the director has received all benefit payments, benefits will be paid to the director’s beneficiary in the same amounts as would have been made to the director, had the director survived.

Stock Ownership

The following table provides information as of September 22, 2023, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 3,354,626 shares of Company common stock issued and outstanding as of September 22, 2023.

Name and Address	Number of Shares Owned	Percent of Common Stock Owned
Iroquois Federal Savings and Loan Association (1) Employee Stock Ownership Plan 201 East Cherry Street Watseka, Illinois 60970	336,191	10.02%
Maltese Capital Management LLC (2) 150 East 52nd Street, 30th Floor New York, New York 10022	218,898	6.53%
Iroquois Federal Foundation, Inc. (3) 201 East Cherry Street Watseka, Illinois 60970	209,755	6.25%
Gary S. Schwab (4) 218 S. 5th Street, Apt G Springfield, Illinois 62701-1415	257,957	7.69%
Joseph Stilwell (5) 200 Calle del Santo Cristo Segundo Piso San Juan, Puerto Rico 00901	221,736	6.61%
Jeffrey L. Gendell (6) 1 Sound Shore Drive, Suite 340 Greenwich, Connecticut 06830-7251	237,709	7.09%

(1)

Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts (182,231 shares at June 30, 2023) in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants.

(2)	In a Schedule 13F filed on August 14, 2023, Maltese Capital Management LLC reported sole voting and dispositive power with respect to 218,898 shares of the Company’s common stock.
(3)

The foundation’s gift instrument requires that all shares of common stock held by the foundation must be voted in the same ratio as all other shares of Company common stock are voted on all proposals considered by stockholders of the Company.

(4)	In a Schedule 13G/A filed on January 1, 2023, Gary S. Schwab reported sole voting and dispositive power with respect to 257,957 shares of the Company’s common stock.
(5)

In a Schedule 13D filed on September 18, 2023, Joseph Stilwell, through limited partnership and limited liability companies for which he serves as managing member, reported shared voting and dispositive power with respect to 221,736 shares of the company’s common stock.

(6)

In a Schedule 13F filed on August 11, 2023, Jeffrey L. Gendell, through limited liability companies for which he serves as managing member, reported shared voting and dispositive power with respect to 237,709 shares of the Company’s common stock.

The following table provides information as of September 22, 2023 about the shares of Company common stock that may be considered to be beneficially owned by each director, each named executive officer listed in the Summary Compensation Table and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 3,354,626 shares of Company common stock issued and outstanding as of September 22, 2023.

Name	Number of Shares Owned		Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Total	Percent of Common Stock Outstanding
Directors
Gary Martin	32,800	(1)	10,000	42,800	1.28%
Alan D. Martin	45,093	(2)	17,143	62,236	1.86%
Joseph A. Cowan	27,800	(3)	10,000	37,800	1.13%
Wayne A. Lehmann	21,800	(3)	—	21,800	*
Richard S. Stenzinger	4,500	(4)	—	4,500	*
Dennis C. Wittenborn	57,409	(5)	10,000	67,409	2.01%
Rodney E. Yergler	34,298	(6)	10,000	44,298	1.32%
Walter H. Hasselbring, III	68,038	(7)	—	68,038	2.03%
Pamela J. Verkler	49,094	(8)	—	49,094	1.46%
Named Executive Officers Who Are Not Also Directors
Thomas J. Chamberlain	64,530	(9)	—	64,530	1.92%
All directors and executive officers as a group (11 persons)	416,710		57,143	473,853	14.13%

*	Less than 1%.
(1)	Includes 5,000 shares held by Mr. Gary Martin’s spouse in her IRA account, and 2,200 shares of unvested restricted stock.

(2)

Includes 10,000 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 3,000 shares held by Mr. Alan Martin’s spouse in her IRA account and 2,700 shares of unvested restricted stock.

(3)	Includes 2,200 shares of unvested restricted stock.
(4)	Includes 1,600 shares of unvested restricted stock.
(5)	Includes 17,750 shares held by a corporation owned by Mr. Wittenborn and 2,200 shares of unvested restricted stock.
(6)	Includes 10,000 shares held by Mr. Yergler’s spouse in her IRA account, and 2,200 shares of unvested restricted stock.
(7)

Includes 16,210 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 1,500 shares held by Mr. Hasselbring’s spouse in her IRA account, 4,450 shares of unvested restricted stock, and 8,329 shares held through the ESOP.

(8)	Includes 12,500 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 3,550 shares of unvested restricted stock, and 10,594 shares held through the ESOP.
(9)

Includes 18,502 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 16,204 shares in an IRA account, 3,400 shares of unvested restricted stock, and 7,249 shares held through the ESOP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in IF Bancorp common stock during the year ended June 30, 2023.

Transactions with Related Persons

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit the Association to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all Association employees and does not give preference to any executive officer or director over any other employee. Iroquois Federal maintains loan programs whereby employees, including executive officers and directors, may obtain loans at the discounted rate of 1% above the Bank’s cost of funds as of the most recent month end, rounded up to the nearest one quarter point. The discounted rate on any such loans will not exceed a term of 60 months. Iroquois Federal will also waive the loan origination fee on new mortgage loans. The following information is furnished for loans to executive officers and directors under these loan programs during fiscal 2023 and 2022.

Name	Position	Nature Of Loan	Largest Aggregate Balance from 7/1/22 to 6/30/23	Interest Rate	Principal Balance at 6/30/23	Principal Paid 7/1/22 to 6/30/23	Interest Paid 7/1/22 to 6/30/23
Joseph A. Cowan	Director	Mortgage	$391,806	3.750	$379,401	$12,405	$9,935
Dennis C. Wittenborn	Director	Mortgage	355,304	1.500	334,467	20,837	5,187
	Director	HELOC	25,000	1.500	0	28,000	39

			380,304		334,467	48,837	5,226

Name	Position	Nature Of Loan	Largest Aggregate Balance from 7/1/21 to 6/30/22	Interest Rate	Principal Balance at 6/30/22	Principal Paid 7/1/21 to 6/30/22	Interest Paid 7/1/21 to 6/30/22
Joseph A. Cowan	Director	Mortgage	$405,227	1.750	$391,806	$13,422	$6,984
Walter H. Hasselbring	President-CEO	Mortgage	150,000	2.500	0	150,000	1,633
Dennis C. Wittenborn	Director	Mortgage	375,832	1.500	355,305	20,527	5,497
	Director	HELOC	125,000	1.500	0	125,000	234

			500,832		355,305	145,527	5,731

(1)	HELOC – Home equity loan or line of credit.

From time to time, Iroquois Federal also makes loans and extensions of credit, directly and indirectly, to its executive officers and directors that are not part of the loan programs discussed above. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Iroquois Federal, and do not involve more than the normal risk of collectability or present other unfavorable features.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of IF Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of IF Bancorp must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of IF Bancorp. Such potential conflicts of interest include, but are not limited to, the following: (i) IF Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with IF Bancorp.

Nominating Committee Procedures

General

It is the policy of the Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Nominating Committee, care of the Corporate Secretary, at the main office of the Company located at 201 East Cherry Street, Watseka, Illinois 60970:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating Committee;

•

The name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by the stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

The name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s share ownership should be provided);

•	A statement of the candidate’s business and educational experience;

•	Such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating Committee at least 180 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Process for Identifying and Evaluating Nominees

The process that the Nominating Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Iroquois Federal. The Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age restriction, a residency requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating Committee will then evaluate the following criteria in selecting nominees:

•	financial, regulatory and business experience;

•	familiarity with and participation in the local community;

•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•	dedication to the Company and its stockholders; and

•	independence.

The Committee will also consider any other factors the Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but diversity is considered in our review of candidates. Diversity includes not only gender and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than June 13, 2024. If next year’s annual meeting is held on a date more than 30 calendar days from November 20, 2024, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 80 days before the date of the annual meeting. However, if less than 90 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to IF Bancorp, Inc., 201 East Cherry Street, Watseka, Illinois 60970. Communications to the Board of Directors should be in the care of Beth A. Warren, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Gary Martin, the Chair of the Corporate Governance Committee of the Board of Directors. It is in the discretion of the Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Beth A. Warren
Corporate Secretary

Watseka, Illinois
October 11, 2023

IF BANCORP, INC. VOTE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X] Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Proxies submitted by the internet or telephone must be received by 1:00 a.m., Central Time, on November 20, 2023. Online Go to www.investorvote.com/IROQ or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/IROQ Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposals 2, and 3. 1. Election of Directors: 01 - Wayne A. Lehmann For [ ] Withhold [ ] 02 - Richard S. Stenzinger For [ ] Withhold [ ] 03 - Walter H. Hasselbring, III For [ ] Withhold [ ] 2. The ratification of the appointment of FORVIS, LLP as independent registered public accounting firm of IF Bancorp, Inc. for the fiscal year ending June 30, 2024 For [ ] Against [ ] Abstain [ ] 3. An advisory, non-binding resolution to approve the Company’s executive compensation as described in the proxy statement For [ ] Against [ ] Abstain [ ] B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. 1UPX 03VL2B

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/IROQ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REVOCABLE PROXY – IF BANCORP, INC. ANNUAL MEETING OF STOCKHOLDERS November 20, 2023 2:00 p.m., Local Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) signing the reverse side of this card hereby appoints the members of the official proxy committee, Rodney E. Yergler, Dennis C. Wittenborn, and Joseph A. Cowan or any of them, with full power of substitution in each, to act as proxy for the stockholder(s), and to vote all shares of common stock of IF Bancorp, Inc. (the “Company”) which the stockholder(s) is entitled to vote only at the Annual Meeting of Stockholders to be held on November 20, 2023 at 2:00 p.m., local time, at the administrative office of Iroquois Federal Savings and Loan Association located at 204 East Cherry Street, Watseka, Illinois 60970, and at any and all adjournments or postponements thereof, with all of the powers the stockholder(s) would possess if personally present at such meeting as indicated on the reverse side of this proxy card. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of Proposals 1, 2, and 3. If other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominee is unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. C Non-Voting Items Change of Address – Please print new address below.